EXHIBIT 10.5



                                                                  S-CAM CO., LTD
                                                      No.35, Buk-Ri, Namsa Myun,
                                                 Yongin City, Kyeonggi-Do, Korea

                                                        Tel: +82-(0) 31-231-9897
                                                        Fax: +82-(0) 31-233-4795
                                                             URL: www.scam.co.kr

July  06,  2005

Creative  Technology  Ltd
31  International  Business  Park
Creative  Resource
Singapore  60992
Attention;  Mr.  Chua  Hiap  Chew

Dear  Mr.  Chua:

RE:  WARRANTIES  AND  INDEMNIFICATION

S-Cam Co., Ltd ("Company") has sold or intends to sell and otherwise distribute, its product which may include software ("Company Products") to Creative Technology, Ltd and/or its affiliates (collectively "Creative")

Company represents and warrants that (a) the Company Products operate substantially in accordance with the specifications set forth in Company's documentation therefor, (b) the Company Products and any associated trademarks do not infringe or misappropriate any copyright, trademark, publicity, privacy, or other rights of any person or entity, and are not defamatory or obscene, (c) Company shall be solely responsible and liable for the payment of all royalties and other fees required to be paid to third party licensors in relation to the Company Products, and (d) Company has the sole and exclusive right and power to grant the warranties and indemnification contemplated by this Letter, without the need for any consents, approvals or immunities not yet obtained, and to perform its obligations hereunder.

Company shall indemnify, hold harmless and defend Creative against any claim, suit or proceeding and any damages or liability therefrom or settlement thereof (including reasonable fees of attorneys and related costs) to the extent (a) based on a claim that any of the Company Products or an associated trademark infringes the patent, copyright, trademark, trade secrets, publicity, privacy, or other rights of any person, or is defamatory or obscene, (b) based on a representation or warranty concerning the Company Products set forth in user documentation and other materials provided by Company or otherwise approved in writing by Company, or (c) resulting from a breach of any of the contents of this Letter or any agreement between Company and Creative.

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If  there  is  a  material,  bona  fide  claim  of  infringement  of any patent, copyright, trademark, trade secret, publicity, privacy, or other rights of any person, or of defamation or obscenity, the Company shall have the right, at its option, to the extent practicable, to mitigate its liability by replacing the infringing Company products with non-infringing Company products that offer substantially the same functionality and benefits as the infringing Company products, and paying for any manufacturing and handling expenses associated with back inventory that is infringing and cannot be sold or distributed. Company shall not make any settlement of any claim if such settlement calls for obligations that are to be performed by Creative, in which case, Creative's prior written approval is required.

The obligations of Company stated in this Letter shall be effective from the date of first purchase of a Company Product by Creative.

The terms of this Letter shall be governed by the laws of the Republic of Singapore.

Yours  sincerely
On  behalf  of  S-Cam  Co.,  Ltd


\s\  Bon  Kwan  Koo
-------------------
Bon  Kwan  Koo
President